Exhibit 99.1

DARA BIOSCIENCES ANNOUNCES FIRST QUARTER 2014 RESULTS
Company Implemented New Nationwide Sales Force in January;
Complemented Oncology Supportive Care Product Portfolio

Raleigh, NC – May 12, 2014 – DARA BioSciences, Inc. (NASDAQ: DARA), an oncology supportive care pharmaceutical company dedicated to providing health care professionals a synergistic portfolio of medicines to help cancer patients adhere to their therapy and manage side effects arising from their cancer treatment, today announced its first quarter 2014 results.

First Quarter 2014 Financial Snapshot
For the first quarter ended March 31, 2014, DARA reported a net loss attributable to controlling interest of ($2,658,081), or ($0.37) per share as compared to a net loss attributable to controlling interest of ($2,522,588), or ($0.55) per share for the first quarter ended March 31, 2013. As of March 31, 2014, cash and cash equivalents totaled $6,828,100.

“We are excited by the progress we have made in the first quarter as we had several events transpire that we believe are integral to the success of the DARA strategy going forward,” stated Dr. David J. Drutz, Chief Executive Officer and Chief Medical Officer of DARA BioSciences. “We completed the training and implementation of our expanded sales force that is driving demand for our commercial product portfolio, received Orphan Drug Designation for our key development asset, KRN5500, and raised additional capital to continue funding our business operations going forward.”

Dr. Drutz continued, “We remain committed to raising the necessary capital to effectively operate and continue to drive the positive momentum of our corporate growth strategy.  During the first quarter, we successfully raised gross proceeds of $6 million through a registered direct offering of shares and concurrent private placement of warrants designed to fund our ongoing business operations. Consistent with our recently amended S-1 filing, any additional funding this year will be primarily focused on our ongoing business operations, continuing to drive our commercial sales efforts, and providing flexibility as we evaluate new product opportunities in supportive care as well as pursue partnership opportunities around KRN5500.”

First Quarter 2014 Operational Highlights And Recent Key Events
The Company made significant progress during the first quarter of 2014 in executing its strategy as well as expanding the commercial opportunity for its flagship oncology and oncology supportive care products

●
The FDA granted Orphan Drug Designation to KRN5500 on February 24, 2014 for the parenteral treatment of painful, chronic, chemotherapy-induced peripheral neuropathy that is refractory to conventional analgesics.  Orphan drug designation provides extended market exclusivity, tax benefits, and the waiver of certain fees associated with the FDA approval process. The company’s primary efforts relative to KRN5500 are centered around finding a long-term development partner for the drug.

●	DARA successfully completed a one-for-five reverse split of our outstanding common stock during the quarter.
●
The Company conducted a registered direct offering of  2,166,501 shares of the Company’s common stock at an offering price of $2.765 per share (the “February 2014 Share Offering”).  In a concurrent private placement, the Company issued to each participating investor  a warrant to purchase one share of the Company’s common stock for each share purchased in the February 2014 Share Offering.

●
DARA signed a pharmacy supply agreement with RainTree Oncology Services, the nation's leading community oncology alliance, for both Gelclair and Soltamox to be accessible to RainTree's Nationwide Oncology Membership.

●	The Company implemented a nationwide sales force of 20 representatives in January through a strategic partnership with Alamo Pharma Services.
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Through arrangements with Mission Pharmacal, DARA complemented its Oncology Supportive Care portfolio to feature 6 products, enhancing what the Company believes is a comprehensive offering in this specialty focus in the industry.

●	The Company signed a Medicare Part D Prescription Drug Agreement with The WellCare Group, providing approved formulary status for Soltamox.
●
The Company presented a poster of its CAPTURE registry presented at the National Comprehensive Cancer Network (NCCN) meeting in March with data indicating that 13% of patients would prefer an oral liquid version of tamoxifen.

Dr. Drutz concluded, “As we move further into 2014, we will continue to focus on driving long-term growth and maintaining the momentum gained in recent quarters. We believe our efforts to enhance the effectiveness of our commercial sales strategy will continue to support opportunities for revenue generation while we actively pursue partnerships and evaluate options to maximize the value of KRN5500. We believe this pragmatic and value-added approach will help us find continued success, leaving us well positioned to execute our long-term strategy to achieve sustainable growth and profitability for our shareholders.”

DARA believes that its currently available funds, together with projected sales of  current products provides for sufficient resources to fund its currently planned operations through the third quarter of 2014. Current products include:

●	Soltamox®, (tamoxifen citrate) oral liquid solution;
●	Gelclair®, a bioadherent oral rinse gel for treating the painful symptoms of oral mucositis (OM);
●	Bionect®, (hyaluronic acid sodium salt, 0.2%) a topical treatment for skin irritation and burns associated with radiation therapy;
●	Ferralet® 90 (for anemia)*;
●	BINOSTO® (alendronate sodium effervescent tablet indicated for the treatment of osteoporosis)*, and;
●	Aquoral® (for cancer-related dry mouth)*

*By arrangement with Mission Pharmacal.

Financial Highlights
A summary of key financial highlights for the three ended March 31, 2014 and 2013 is as follows ($ in thousands):

	For the three months ended March 31, 2014	For the three months ended March 31, 2013
Net revenues	$161.5	$21.2
Gross margin	108.3	3.7
Operating expenses	3,018.6	2,731.1
Net loss attributable to controlling interest	(2,658.1)	(2,522.6)

	As of March 31, 2014	As of December 31, 2013
Cash and cash equivalents	6,828.1	3,425.5
Current assets	7,502.0	3,888.6
Current liabilities	2,019.2	1,675.1
Working capital	5,482.8	2,213.5

CONFERENCE CALL WEBCAST

As previously announced, the Company’s management team will host a conference call and live audio webcast to provide a corporate business update and review first quarter 2014 financial  results on Tuesday, May 13, 2014, at 09:00 a.m. Eastern Time. To listen to the live call, individuals can access the webcast at the investor relations portion of the Company’s website at http://ir.darabio.com/overview.  Please log on to the website at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Dara BioSciences website at http:/www.darabio.com and will be archived for 30 days.

About DARA BioSciences, Inc.
DARA BioSciences Inc. of Raleigh, North Carolina, is an oncology supportive care pharmaceutical company dedicated to providing healthcare professionals a synergistic portfolio of medicines to help cancer patients adhere to their therapy and manage side effects arising from their cancer treatments.

DARA holds exclusive U.S. marketing rights to Soltamox (tamoxifen citrate) oral solution, the only liquid form of tamoxifen, used for the treatment and prevention of breast cancer. Soltamox offers a choice to patients who prefer or need a liquid form of tamoxifen. Tamoxifen is indicated for the treatment of ductal carcinoma in situ (DCIS); as adjuvant treatment of node-positive breast cancer; in the treatment of metastatic breast cancer; and for breast cancer risk reduction in high risk women. Currently, there are more than 1.8 million prescriptions of tamoxifen written on an annual basis in the United States. Between 30 and 70 percent of patients fail to complete their prescribed course of treatment, thereby diminishing its benefits in reducing the risk of breast cancer recurrence.

Tamoxifen Important Safety Information
Tamoxifen citrate is contraindicated in women who require concomitant coumarin-type anticoagulant therapy, in women with a history of deep vein thrombosis or pulmonary embolus, and in women with known hypersensitivity to the drug or any of its ingredients.

Serious and life-threatening events associated with tamoxifen in the risk reduction setting (women at high risk for cancer and women with DCIS) include uterine malignancies, stroke and pulmonary embolism.

The most comment adverse reactions to tamoxifen treatment are (incidence > 20%) hot flashes, fluid retention, vaginal discharge, vaginal bleeding, vasodilatation, nausea, irregular menses, weight loss, and musculoskeletal events.

Tamoxifen carries the following Black Box Warning:

WARNING - For Women with Ductal Carcinoma in Situ (DCIS) and Women at High Risk for Breast Cancer: Serious and life-threatening events associated with tamoxifen in the risk reduction setting (women at high risk for cancer and women with DCIS) include uterine malignancies, stroke and pulmonary embolism. Incidence rates for these events were estimated from the NSABP P-1 trial (see CLINICAL PHARMACOLOGY, Clinical Studies, Reduction in Breast Cancer Incidence In High Risk Women). Uterine malignancies consist of both endometrial adenocarcinoma (incidence rate per 1,000 women-years of 2.20 for tamoxifen vs. 0.71 for placebo) and uterine sarcoma (incidence rate per 1,000 women-years of 0.17 for tamoxifen vs. 0.0 for placebo)*. For stroke, the incidence rate per 1,000 women-years was 1.43 for tamoxifen vs. 1.00 for placebo**. For pulmonary embolism, the incidence rate per 1,000 women-years was 0.75 for tamoxifen versus 0.25 for placebo**. Some of the strokes, pulmonary emboli, and uterine malignancies were fatal. Health care providers should discuss the potential benefits versus the potential risks of these serious events with women at high risk of breast cancer and women with DCIS considering tamoxifen to reduce their risk of developing breast cancer. The benefits of tamoxifen outweigh its risks in women already diagnosed with breast cancer.

*Updated long-term follow-up data (median length of follow-up is 6.9 years) from NSABP P-1 study. See WARNINGS, Effects on the Uterus-Endometrial Cancer and Uterine Sarcoma in Prescribing Information. **See Table 3 under CLINICAL PHARMACOLOGY, Clinical Studies in Prescribing Information.

The full Prescribing Information for Soltamox is available at www.soltamox.com/prescribing-information.

Gelclair is an alcohol-free bioadherent oral rinse gel for rapid and effective relief of pain associated with oral mucositis caused by chemotherapy and radiation treatment. Gelclair should not be used by patients with a known or suspected hypersensitivity to the product or any of its ingredients. DARA licensed the U.S. rights to Soltamox from UK-based Rosemont Pharmaceuticals, Ltd., and Gelclair from the Helsinn Group in Switzerland. Under an agreement with Innocutis, DARA also markets Bionect (hyaluronic acid sodium salt, 0.2%) a topical treatment for skin irritation and burns associated with radiation therapy, in U.S. oncology/radiology markets. Bionect should not be used by patients with known hypersensitivity to any of its ingredients. For further information on Gelclair and Bionect and the Full Prescribing Information please visit www.Gelclair.com and www.Bionect.com.

DARA is focused on expanding its portfolio of oncology supportive care products in the United States, via in-licensing and/or partnering of complementary late-stage and approved products. In addition, the company wishes to identify a strategic partner for the clinical development of KRN5500, currently in Phase 2 for the treatment of chronic, treatment refractory, chemotherapy-induced peripheral neuropathy (CCIPN). The FDA has designated KRN5500 as a Fast Track Drug and has granted Orphan Drug Designation to KRN5500 for the parenteral treatment of CCIPN.

In early 2014, DARA kicked off its new partnership with Alamo Pharma Services, a subsidiary of Mission Pharmacal, in deploying a dedicated 20-person national sales team in the U.S. oncology market. In addition to promoting DARA's products Soltamox (tamoxifen citrate), Gelclair and Bionect, this specialized oncology supportive care sales team also provides clinicians with access to three Mission Pharmacal products: Ferralet 90 (for anemia), BINOSTO (alendronate sodium effervescent tablet indicated for the treatment of osteoporosis), and Aquoral (for chemotherapy/radiation therapy-induced dry mouth).

Important Safety Information and full Prescribing Information for Mission Pharmacal's products may be found at: www.Ferralet.com, www.Binosto.com, and www.Aquoral.com.

For more information please visit our web site at www.darabio.com.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to risks and uncertainties. These statements are based on the current expectations, estimates, forecasts and projections regarding management's beliefs and assumptions. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "hope," "expects," "intends," "plans," "anticipates," "contemplates," "believes," "estimates," "predicts," "projects," "potential," "continue," and other similar terminology or the negatives of those terms. Such forward-looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Risk Factors" in DARA's most recent Annual Report on Form 10-K, filed with the SEC on February 4, 2014, and DARA's other filings with the SEC from time to time. Those factors include risks and uncertainties relating to DARA's ability to timely commercialize and generate revenues or profits from Soltamox, Gelclair, Bionect or other products given that DARA only recently hired its initial sales force and DARA's lack of history as a revenue-generating company, DARA's ability to achieve the desired results from the agreements with Mission and Alamo, FDA and other regulatory risks relating to DARA's ability to market Soltamox, Gelclair, Bionect or other products in the United States or elsewhere, DARA's ability to in-license and/or partner products, DARA's current cash position and its need to raise additional capital in order to be able to continue to fund its operations, DARA’s ability to raise sufficient capital and on favorable terms and the stockholder dilution that may result therefrom, the current regulatory environment in which DARA sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA's intellectual property and the intellectual property of others, the potential delisting of DARA's common stock from the NASDAQ Capital Market, and other risk factors identified in the documents DARA has filed, or will file, with the Securities and Exchange Commission ("SEC"). Copies of DARA's filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in DARA's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARA BioSciences, Inc.

CONTACT

Jim Polson
FTI Consulting
312-553-6730